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                                                                    Exhibit 15.1


October 9, 1997


Board of Directors and Shareholders
Homestead Village Incorporated

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Homestead Village Incorporated for the registration of its common stock of our reports dated May 6, 1997 and July 28, 1997 relating to the unaudited condensed interim financial statements of Homestead Village Incorporated that are included in its Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                 Ernst & Young LLP